Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 12, 2024 (except Note 21 and the effects thereof, as to which the date is February 4, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

St. Louis, Missouri February 12, 2025